Exhibit 99.1

deCODE genetics Announces Third Quarter 2004 Financial Results

•             Positive results from Phase IIa trial for DG031, progress across pipeline underscore execution of drug development strategy

•             Company has $215 million on hand for advancing its programs

Reykjavik, ICELAND, November 2, 2004 – deCODE genetics (Nasdaq:DCGN) today reported consolidated financial results for the quarter ended September 30, 2004. A conference call to discuss the quarter’s results will be webcast live tomorrow, Wednesday, November 3, at 8am EST/1pm GMT (details below).

Revenue for the third quarter was $11.0 million, compared to $12.8 million for the same period a year ago. For the first nine months of 2004, revenue was $30.9 million, compared to $35.1 million for the first nine months of 2003. These figures reflect the long-term, product development focus of the company’s business strategy, as well as the timing of milestone payments. At the close of the third quarter the company had $16.1 million in deferred research revenue, compared to $13.5 million at the close of the third quarter 2003. This increase is due largely to cash received under the company’s 2004 alliance with Merck, and will be recognized, along with other deferred revenue, over future reporting periods.

Net loss for the third quarter 2004 was $12.5 million, compared to $1.3 million for the third quarter 2003. For the first nine months of 2004, net loss was $37.8 million, compared to $24.6 million for the same period last year. The principal factors in these increases are lower revenues; higher interest expense related to the company’s convertible debt issued in April 2004; higher R&D costs resulting from expenses in 2004 related to the company’s drug development programs; and a reduction in R&D expense for the 2003 periods as a result of a $3.2 million one-time, non-cash reversal of accrued license fees. Basic and diluted net loss per share increased to $0.23 for the third quarter this year from $0.03 for the same quarter last year. Basic and diluted net loss per share for the first nine months of 2004 was $0.71, compared to $0.48 for the same period in 2003. At the close of the third quarter the company had approximately 54.5 million shares outstanding.

Research and development expense for proprietary programs, excluding cost of revenue (see below), for the third quarter was $6.5 million, compared to $0.2 million for the year ago period. R&D expense for the first nine months of 2004 was $16.2 million compared to $11.4 for the nine month period in 2003. These increases result mainly from costs associated with the company’s recently completed Phase IIa trial of DG031; preparations for planned upcoming clinical studies of DG031 and of D151746, the company’s developmental compound for the treatment of atherosclerosis of the legs (PAOD); and the effect of the one-time, non-cash reversal of accrued license fees in the year ago periods.

Cost of revenue, including collaborative programs, for the third quarter was $10.4 million, compared to $10.8 million for the year ago period. For the first nine months of this year, cost of revenue was $31.9 million, compared to $36.0 million for the first nine months of 2003. These figures reflect the cost of services provided to customers and collaborators, including the entirety of costs incurred in connection with programs that have been partnered and for which we receive research funding.

Selling, general and administrative expenses for the third quarter were $4.3 million versus $4.0 million for the same quarter last year. For the first nine months of this year, SG&A expenses were $14.2 million, compared to $12.1 million for the year ago period. These increases are due principally to employee incentives and severance costs.

At the close of the third quarter, the company had $215.2 million in cash and short-term investments. This includes restricted cash, cash equivalents, short-term investments and marketable securities, and reflects the net proceeds from the company’s $150 million convertible notes issue completed April 14, 2004. Excluding the net proceeds of this financing, the company’s net cash use for the first nine months of 2004 was approximately $3.3 million. This is the net result of the company’s operating, investing and financing activities. The principal items impacting this result were payments related to the signing of the company’s latest drug development alliance with Merck and the liquidation of the company’s two currency swaps, offset in part by costs associated with the advancement of the company’s drug development programs and the paying down of the company’s debt obligations.

“The positive results from our Phase IIa trial of DG031 demonstrate that we have in our hands a compound that suppresses the activity of the pathway our genetics work has linked to risk of heart attack. This is an important step forward for deCODE and for the paradigm of developing drugs that can counteract the underlying causes of common diseases. We look forward to advancing DG031 into clinical testing for the prevention of heart attack and are pleased as well by the progress we are making in a number of other drug development programs – in atherosclerosis of the legs (PAOD), asthma and stroke, to name the most advanced. We are now synthesizing D151746 in anticipation of beginning Phase I clinical trials in PAOD early next year,” said Kari Stefansson, CEO of deCODE. “Our financial results show that we have the resources to carry these programs forward and an operating structure that enables us to do so on a sustainable basis. We look forward to telling you about our progress in drug development in the coming weeks and months.”

Recent company highlights include:

Research and Development

•  Positive results from Phase IIa trial of DG031. In October, the company announced positive results from its Phase IIa clinical trial of DG031, which is being developed for the prevention of heart attack. The study achieved its primary efficacy endpoint of demonstrating a reduction in one or more of certain key biomarkers linked to arterial inflammation and risk of heart attack. The results showed that at all dose levels DG031 suppressed production of leukotriene B4 (LTB4), the product of the branch of the leukotriene pathway that deCODE’s genetics research has linked to increased risk of heart attack. At the highest dose level, DG031 reduced levels of myeloperoxidase (MPO), higher levels of which have been linked to increased risk of heart attack. These effects were dose-dependent. The study also demonstrated that at the highest dose, DG031 lowered levels of sICAM-I, a critical molecule in the activation of inflammatory cells and cell infiltration. There were no serious drug-related adverse events reported in this study, and DG031 was found to be well tolerated.

•  NIAID contract in genetics of infectious disease. In October, deCODE announced that it has been awarded a five-year, $23.9 million contract by the National Institute of Allergy and Infectious Diseases, part of the U.S. National Institutes of Health. Under the contract, deCODE will apply its population approach and resources to discover genetic factors associated with susceptibility to certain infectious diseases and with responsiveness to vaccines targeting such diseases. deCODE will be working with scientists at the University of New Mexico to conduct functional validation of biological pathways discovered through its genetics research. The National Center for Genome Resources will provide bioinformatics resources to make study information and results available to the scientific community.

Finance

•  Cash position. At the close of the third quarter, the company had $215.2 million in cash and short-term investments. This includes restricted cash, cash equivalents, short-term investments and marketable securities, and reflects the net proceeds from the company’s $150 million convertible notes issue completed April 14, 2004.

About deCODE

deCODE is a biopharmaceutical company applying its discoveries in human genetics to the development of drugs for common diseases. deCODE is a global leader in gene discovery — our population approach and resources have enabled us to isolate key genes contributing to major public health challenges from cardiovascular disease to cancer, genes that are providing us with drug targets rooted in the basic biology of disease. deCODE is also leveraging its expertise in human genetics and integrated drug discovery and development capabilities to offer innovative products and services in DNA-based diagnostics, bioinformatics, genotyping, structural biology, drug discovery and clinical development. deCODE is delivering on the promise of the new genetics.SM  Visit us on the web at www.decode.com.

Conference Call Information

A conference call, during which deCODE management will discuss the quarter’s financial results and recent operating highlights, will be webcast tomorrow, Wednesday, November 3, at 8am EST/1pm GMT. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, through www.streetevents.com, or, for non-subscribers to StreetEvents, on www.fulldisclosure.com. A replay of the call will be available on these websites for the following week. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 752607.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission. deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Operations

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003
	in thousands, except share and per share amounts (unaudited)
Revenue	$11,022	$12,763	$30,939	$35,141
OPERATING EXPENSES
Research and development – proprietary programs	6,549	249	16,193	11,366
Cost of revenue, including collaborative programs	10,409	10,793	31,921	36,044
Selling general and administrative	4,339	4,015	14,191	12,081
Employee termination costs	0	115	0	906
Total operating expense	21,297	15,172	62,305	60,397

Operating loss	(10,275)	(2,409)	(31,366)	(25,256)
Interest income	925	243	1,906	897
Interest expense	(2,716)	(826)	(6,028)	(2,603)
Other non-operating income and (expense), net	(436)	1,706	(2,329)	2,402

Net loss	$(12,502)	$(1,286)	$(37,817)	$(24,560)
Basic and diluted net loss per share:	$(0.23)	$(0.03)	$(0.71)	$(0.48)
Shares used in computing basic and diluted net loss per share	53,599,859	51,399,816	53,357,921	51,262,995

Condensed Consolidated Balance Sheet Data

	At September 30, 2004	At December 31, 2003
	in thousands (unaudited)
Cash and short-term investments, including restricted cash	$215,239	$74,669
Total assets	310,012	183,475
Total liabilities	238,378	90,068
Total shareholders’ equity	71,634	93,407